Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of May 15, 2020, by and between William Kane (the “Executive”) and BioXcel Therapeutics, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company wishes to retain Executive as its Executive Vice President and Chief Commercial Officer commencing on or following a date to be mutually agreed upon by the Company and Executive, which date will be no later than June 15, 2020. The actual date on which Executive begins Executive’s employment with the Company is referred to herein as the “Effective Date”; and

WHEREAS, the Company wishes to secure the services of Executive upon the terms and conditions hereinafter set forth, and Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)“Cause” shall mean any of the following: (i) a material breach or material default (including, without limitation, any material dereliction of duty) by Executive of this Agreement or any agreement between Executive and the Company, or a repeated failure by Executive to follow the direction of the Company; (ii) Executive’s gross negligence, willful misfeasance or breach of fiduciary duty to the Company or its affiliates; (iii) the commission by Executive of an act or omission involving fraud, embezzlement, misappropriation or dishonesty in connection with Executive’s duties to the Company or its affiliates or that is otherwise likely to be materially injurious to the business or reputation of the Company or its affiliates; or (iv) Executive’s conviction of, indictment for, or pleading guilty or nolo contendere to, any felony or other crime involving fraud or moral turpitude.  For purposes of this subsection, no act or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.  Any determination of whether Cause exists shall be made by the Company in its sole and absolute discretion.  Provided, however, that before a termination for Cause pursuant to Section 1(a)(iii) or (iv) is effective, Executive will be given written notice of the particular circumstances constituting the basis for the termination for Cause and thirty (30) calendar days to cure those particular circumstances (the “Executive’s Cure Period”).  Any determination as to whether Executive successfully cured the circumstances at issue shall be made by the Company in its sole and absolute discretion.  Failing such cure, Executive’s termination for Cause pursuant to Section 1(a)(iii) or (iv) shall be effective on the day immediately following the expiration of Executive’s Cure Period.

(b)“Change of Control” shall mean the occurrence of any of the following events:

(i)the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);

(ii)the consummation of a merger, consolidation, reorganization, or similar transaction involving the Company, other than a transaction: (1) in which substantially all of the holders of the Voting Stock immediately prior to such transaction hold or receive directly or indirectly fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the authorized directors of the surviving entity (or a parent company); or

(iii)there is consummated a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or disposition.

(c)“Disability” means a physical or mental disability, which prevents Executive from performing Executive’s duties under this Agreement for a period of at least 120 consecutive days in any twelve month period or 150 non-consecutive days in any twelve month period.

(d)“Good Reason” shall mean without Executive’s express written consent any of the following: (i) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties or responsibilities; (ii) the relocation of Executive to a facility or a location more than twenty-five (25) miles from the Company’s then current principal location; or (iii) any action or inaction that constitutes a material breach by the Company or any successor to the Company of its obligations to Executive under this Agreement.  Provided, however, that before a termination for Good Reason is effective, Executive will provide the Company with written notice of the particular circumstances constituting the basis for his termination with Good Reason and thirty (30) calendar days to cure these particular circumstances (the “Company’s Cure Period”).  Failing such cure, Executive’s termination of employment for Good Reason shall be effective on the day immediately following the expiration of the Company’s Cure Period.

2.Duties and Scope of Position.  During the Employment Term (as defined below), Executive will serve as Executive Vice President and Chief Commercial Officer of the Company, reporting to the Chief Executive Officer, and assuming and discharging such responsibilities as are commensurate with Executive’s position.  During the Employment Term, Executive will provide services in a manner that will faithfully and diligently further the business of the Company and will devote all of Executive’s business time, attention and energy thereto.  Executive may not serve as a director on any entity’s board of directors without prior written consent of the Company, which consent may be withheld by the Company in its sole and absolute discretion.

3.Employment Term.  The term of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue for a period of two (2) years thereafter, unless earlier terminated in accordance with Section 7 hereof. The term of Executive’s employment shall be automatically renewed for successive one (1) year periods until Executive or the Company delivers to the other party a written notice of their intent not to renew the “Employment Term,” such written notice to be delivered at least ninety (90) days prior to the expiration of the then-effective “Employment Term” as that term is defined below. The period commencing as of the Effective Date and ending two (2) years from the Effective Date or such later date to which the term of Executive’s employment under this Agreement shall have been extended is referred to herein as the “Employment Term”.

4.Base Compensation.  During the Employment Term, the Company shall pay to Executive a base compensation (the “Base Compensation”) of $450,000 per year (prorated for any partial year), payable in accordance with the Company’s regular payroll practices and shall be subject to all applicable tax withholdings and deductions. The Company shall review Executive’s performance from time to time for purposes of, among other things, determining the appropriateness of increasing or decreasing his Base Compensation hereunder. For purposes of the Agreement, the term “Base Compensation” as of any point in time shall refer to the Base Compensation as adjusted pursuant to this Section 4.

5.Bonuses.

(a)Annual Bonus.  During the Employment Term, Executive may be eligible to receive an annual bonus (the “Bonus”) targeted at 45% of Base Compensation.  The actual amount of such Bonus, if any, will be determined by the Board of Directors of the Company or an authorized committee thereof (in either case, the “Board”) in its sole and absolute discretion based upon, among other things, the Company’s achievement of performance milestones for each fiscal year (in each case, the “Target Year”).  The performance milestones referenced in this Section 5(a) for each Target Year shall be determined by the Board. The Bonus, if any, shall be paid no later than March 15 of the fiscal year immediately following the Target Year and will be pro-rated for Target Year 2020 based on the number of days Executive is employed by the Company in 2020. Executive must be continuously employed by the Company through the end of the Target Year for which the Bonus is calculated in order to receive such payment. Except in the case of termination by the Company without Cause or due to Executive’s Disability, termination due to Executive’s death, or termination by the Executive for Good Reason, Executive must be employed by the Company on the Bonus payment date in order to be eligible for any such payment.  For purposes of clarity, upon a termination by the Company for Cause or

Executive’s termination without Good Reason, Executive will not be eligible to receive any Bonus.

(b)Make-Whole Bonus.  Subject to Executive’s continued employment with the Company through June 15, 2021, Executive will receive a one-time $30,000 bonus (the “Make-Whole Bonus”).  The Make-Whole Bonus will be paid to Executive no later than June 30, 2021, subject to Executive’s continued employment with the Company through June 15, 2021 and less any applicable withholdings.

6.Equity; Benefits; Vacation Days.

(a)Option.  On or as soon as practicable (but no later than the next Board meeting) following the Effective Date, and subject to the approval of the Board, Executive will be granted an option to purchase 110,000 shares of common stock of the Company with an exercise price per share equal to the closing price per share of the Company’s common stock on the date of grant or the last trading day preceding the date of grant if the date of grant is not a trading day (the “Option”).  Subject to Executive’s continued employment with the Company, the Option shall vest over a four-year period, with 25% vesting on the first anniversary of the Effective Date and the remaining 75% vesting in 36 equal monthly installments following the first anniversary of the Effective Date.  The Option will be subject to the terms of the Company’s equity incentive plan under which it is granted and the applicable award agreement evidencing such award.

(b)Employee Benefits.  During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs that the Company decides, in its sole and absolute discretion, to make available to the Company’s senior level executives as a group or to its employees generally, consistent with the terms thereof and as such plans or programs may be in effect from time to time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 8 of this Agreement.

(c)Vacation.  During the Employment Period, Employee shall be entitled to twenty (20) vacation days per year, as well as holidays, sick days and personal days in accordance with the Company’s policies, as such policies may be amended from time to time.  Any unused vacation, holiday, sick or personal days earned in one calendar year may not be used in any subsequent calendar year.  Upon the termination of the Executive’s employment with the Company, no cash shall be paid in lieu of accrued but unused vacation, holiday, sick or personal days.

7.Termination.

(a)Termination by the Company.  The Company may terminate Executive’s employment immediately for Cause.  Provided, however, that if the Company seeks to terminate Executive’s employment for Cause as defined in Section 1(a)(iii) or (iv), then Executive’s termination shall not be effective until the day immediately following the expiration of the Executive’s Cure Period.  Except as otherwise set forth in Section 7(c) below, the Company must provide Executive with thirty (30) days advance written notice of its decision to terminate Executive’s employment without Cause.

(b)Termination by Executive.  Executive may terminate his employment for Good Reason, provided that, if Executive seeks to terminate Executive’s employment for Good Reason as defined in Section 1(d)(i) or (ii), then such termination for Good Reason shall not be effective until the day immediately following the expiration of the Company’s Cure Period.  Executive must provide the Company with ninety (90) days advance written notice of his decision to terminate his employment without Good Reason.  Following its receipt of Executive’s advance written notice of Executive’s decision to terminate his employment without Good Reason, the Company may, in its sole and absolute discretion, decide to render Executive’s termination without Good Reason effective at any time prior to the expiration of the ninety (90) day notice period set forth in this Section 7(b).

(c)Termination for Death or Disability.  Executive’s employment shall terminate automatically upon his death.  The Company must provide Executive with ten (10) days advance written notice of its decision to terminate Executive’s employment as a result of Executive’s Disability.

(d)Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

8.Payments upon Termination.

(a)Termination by the Company for Cause, Death or Disability or by Executive Without Good Reason. In the event that Executive’s employment hereunder is terminated: (i) by the Company for Cause; (ii) as a result of Executive’s death or by the Company due to Executive’s Disability; (iii) by Executive without Good Reason; or (iv) as a result of either the Company or Executive providing the other with notice of its intent not to renew the Employment Term pursuant to Section 3, then the Company shall pay to Executive (or in the case of death, Executive’s estate) (x) any portion of Executive’s unpaid Base Compensation then due for periods prior to the effective date of Executive’s termination; and (y) any vested amounts accrued and arising from Executive’s participation in, or vested benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.  In addition, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the effective date of termination, provided that Executive (or Executive’s estate) submit proper expense reports to the Company no later than fourteen (14) days after the effective date of Executive’s termination. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided in a benefit plan or herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(b)Termination by the Company Without Cause or by Executive With Good Reason. In the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive with Good Reason, then the Company shall provide Executive with the same payments and benefits set forth in Section 8(a).  Further, provided Executive timely executes a general release of all claims against the Company in a form acceptable to the Company (a “Release”) and the Release becomes effective within 60 days following the date of Executive’s termination, then Executive shall also receive: (i) a pro rata Bonus for the Target Year in which Executive’s termination became effective, payable on the same date that bonuses are payable to other executives of the Company in the year following such Target Year; (ii) continued payment of Executive’s Base Compensation during the six (6) month period immediately following Executive’s termination on the Company’s regularly scheduled payroll dates and (iii) reimbursement for Executive’s payment of COBRA premiums under the Company’s medical benefit plan during the six (6) month period immediately following Executive’s termination; provided, however, that if the 60 day period for the Release to become effective begins in one calendar year and ends in a second calendar year, the first installment of the payments made under (ii) hereof shall not be paid until the second calendar year and shall include all amounts that would have been paid prior to such date if such delay had not applied.

(c)Termination Prior to a Change of Control. In the event that the Company terminates Executive’s employment without Cause or Executive terminates his employment with Good Reason and a Change of Control is consummated no more than six (6) months following the effective date of Executive’s termination, then, in addition to the payments and benefits set forth in Section 8(b), Executive shall also receive a lump sum payment equal to six (6) months of Executive’s Base Compensation. In order to receive the payment set forth in this Section 8(c): (i) the Change of Control must have been Pending on the effective date of Executive’s termination; and (ii) Executive must execute the Release and the Release must become effective within 60 days following the date of Executive’s termination. The payment shall be made on the first regularly scheduled payroll date following the later of (x) the Change of Control, and (y) the effective date of the Release; provided, however, that if the 60 day period for the Release to become effective begins in one calendar year and ends in a second calendar year, the payment shall not be paid until the second calendar year.

(d)Termination Subsequent to a Change of Control.  In the event that the Company terminates Executive’s employment without Cause or Executive terminates his employment with Good Reason and a Change of Control is consummated no more than twelve (12) months prior to the effective date of Executive’s termination, then, in addition to the payments and benefits set forth in Section 8(b), Executive shall also receive a lump sum payment equal to six (6) months of Executive’s Base Compensation.  In order to receive the payment set forth in this Section 8(d), Executive must execute the Release and the Release must become effective within 60 days following the date of Executive’s termination. The payment shall be made on the first regularly scheduled payroll date following the effective date of the Release; provided, however, that if the 60 day period for the Release to become effective begins in one calendar year and ends in a second calendar year, the payment shall not be paid until the second calendar year.

(e)Definition of “Pending.”  For purposes of Section 8(c), a Change of Control transaction shall be deemed to be “Pending” each time any of the following circumstances exist: (A) the Company and a third party have entered into a confidentiality agreement that has been signed by a duly-authorized officer of the Company and that is related to a potential Change of Control transaction; or (B) the Company has received a written expression of interest from a third party, including a binding or non-binding term sheet or letter of intent, related to a potential Change of Control transaction.

9.Directors & Officers Liability Insurance.  The Company further agrees to maintain a directors and officers liability insurance policy covering Executive in an amount and on terms no less favorable to him than the coverage the Company provides other senior executives and directors.

10.Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession or by Executive notifying the Company that cash payment be made to an affiliated investment partnership in which Executive is a control person) or by Company, except that Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of Company, and the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.

11.Notices.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (if to the Company, addressed to its Secretary at the Company’s principal place of business on a non- holiday weekday between the hours of 9 a.m. and 5 p.m.; if to Executive, via personal service to his last known residence) or three business days following the date it is mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.

12.Confidential Information.

(a)Executive  recognizes  and  acknowledges  that  by  reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the business of the Company or its affiliates, which may include, but is not  limited to, trade secrets, trade “know-how,” product development techniques and plans,  formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to herein as “Confidential  Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and its affiliates and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the policies of the Company or its affiliates regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such  information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or its affiliates or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Company or its affiliates, as applicable. Unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the premises of the Company or its affiliates, except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the policies of the Company or its affiliates regarding Confidential Information. Upon termination of Executive’s employment, the Executive agrees to immediately return to the Company and its affiliates all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession.

(b)Notwithstanding anything to the contrary herein, nothing in this Agreement is intended to or will be used by the Company in any way to prohibit Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (A) Executive shall not be in breach of this Agreement and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

13.Non-Competition; Non-Solicitation.

(a)Non-Compete. Executive hereby covenants and agrees that during the Employment Term and for a period of one (1) year following the termination of Executive’s employment, regardless of the reason for such termination, Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, Executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 13(a), “Competing Business” means any business competing with any products and/or services of the Company or its affiliates that exist or are in the process of being actively developed (having reached Phase 1 clinical trials) or acquired (as evidenced by an executed term sheet or active discussions surrounding a potential acquisition) as of or within the six month period prior to the effective date of Executive’s termination.  For the purpose of this Section 13(a), “Covered Area” means all geographical areas of the United States and other foreign jurisdictions where the Company has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, Executive may own shares of companies whose securities are publicly traded, so long as ownership of such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

(b)Non-Solicitation.  Executive further agrees that during the Employment Term and for a period of one (1) year following the termination of Executive’s employment, regardless of the reason for such termination, Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company and/or its affiliates; provided, however, that the foregoing provisions shall not apply to a general advertisement or solicitation program that is not specifically targeted at such employees.

(c)Injunctive Relief; Modification.  Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein. Accordingly, Executive agrees and acknowledges that any such violation or threatened violation of Section 12 or 13 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against the threatened breach or the continuation of any such breach by the Executive of Section 12 or 13 without the necessity of proving actual damages.  If, at the time of enforcement of Sections 12 or 13, a court shall hold that the duration, scope or area restrictions stated therein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained therein to cover the maximum period, scope and area permitted by law.

14.Miscellaneous Provisions.

(a)Modifications; No Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written, including, without limitation, that certain letter agreement from the Company to Executive regarding the Company’s offer of employment. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

(c)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Connecticut.

(d)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, and may be delivered by facsimile or other electronic means, but all of which shall be deemed originals and taken together will constitute one and the same Agreement.

(f)Headings. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the  meaning thereof.

(g)Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

(h)Withholding.  The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA and FUTA contributions, or other taxes, charges or deductions which it is from time to time required to withhold.

(i)Section 409A.

(i)The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless and until such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If Executive is deemed on the date of termination to be a ‘‘specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 14(i)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (y) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (z) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(iv)For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

[signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

BIOXCEL THERAPEUTICS, INC.

By:	/s/ Vimal Mehta, Ph.D.
	Name:	Vimal Mehta, Ph.D.
	Title:	Chief Executive Officer

EXECUTIVE

/s/ William Kane
William Kane